Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Public Service Company of New Mexico:
We consent to the incorporation by reference in the registration statement No. 333-195979 on Form S-3 of Public Service Company of New Mexico and subsidiaries of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Public Service Company of New Mexico and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2014, and the related financial statement schedule, which reports appear herein.
/s/ KPMG LLP
Albuquerque, New Mexico
February 27, 2015